Exhibit 8.2

Lewis Roca Rothgerber Christie LLP 90 South Cascade Avenue Suite 1100 Colorado Springs, CO 80903	719.386.3000 main 719.386.3070 fax lrrc.com

July 5, 2016

Board of Directors
Home State Bancorp
2695 West Eisenhower Blvd.

Loveland, CO 80637

Re:                             Federal Income Tax Aspects of Merger of Home State Bancorp with Guaranty Bancorp

Dear Board Members:

Lewis Roca Rothgerber Christie LLP (the “Firm”) has acted as special counsel to Home State Bancorp, a Colorado corporation (the “Company”), in connection with the Company’s proposed merger with Guaranty Bancorp, a Delaware corporation (“Guaranty”). You have requested our opinion concerning certain federal income tax aspects of the merger between the Company and Guaranty (the “Merger”) pursuant to that Agreement and Plan of Reorganization between the Company and Guaranty dated as of March 16, 2016  (the “Merger Agreement”).  The Merger will result in the Company merging with and into Guaranty under Colorado and Delaware merger statutes. Guaranty shall be the surviving corporation and the Company will cease to exist.

Materials Reviewed

In our capacity as special counsel to the Company, we have reviewed and relied solely upon copies of the following documents which we have assumed are true and correct and will remain true and correct through the closing of the Merger:

i.                                          the Articles of Incorporation and Bylaws of the Company;

ii.                                       the Articles of Incorporation and Bylaws of Guaranty;

iii.                                    the resolutions of meetings of the boards of directors of the Company and Guaranty approving the Merger Agreement;

iv.                                   the executed Merger Agreement and the exhibits attached thereto;

v.                                      the Form S-4 Registration Statement, filed with the United States Securities and Exchange Commission (“SEC”) on May 12, 2016 with respect to the Guaranty common stock  to be issued pursuant to the Merger (the “Registration Statement”), and the exhibits attached thereto;

Albuquerque  /  Colorado Springs  /  Denver  /  Irvine  /  Las Vegas  /  Los Angeles  /  Phoenix  /  Reno  /  Silicon Valley  /  Tucson

vi.                                   an executed Officer’s Certificate of the Company dated May 12, 2016, delivered to the Firm regarding certain matters of fact relied on by the Firm in issuing this opinion; and

viii.                             an executed Officer’s Certificate of Guaranty dated May 12, 2016, delivered to the Firm regarding certain matters of fact relied on by the Firm in issuing this opinion.

Tax Opinion

Based solely upon the foregoing and the assumptions set forth in this opinion letter, it is our opinion that:

(i)                                  for federal income tax purposes the Merger of the Company into Guaranty, pursuant to which Guaranty will be the surviving entity, acquire the assets of the Company, assume the liabilities of the Company and continue as an operating entity, and pursuant to which the Company shareholders will exchange their shares of Company common stock for Guaranty common stock and cash, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)                               the statements regarding certain of the U.S. federal income tax consequences set forth in the S-4 Registration Statement under the heading “Tax Consequences of the Merger Generally to Holders of Home State Common Stock,” insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

Assumptions, Qualifications and Limitations.

In rendering the opinion expressed herein, we have relied solely upon our examination of the documents and certificates described herein, and we have made no independent verification of the matters set forth in such documents or certificates, and have assumed all statements therein to be true. In reaching our opinion, we have assumed and have not independently verified the genuiness of all signatures on all documents, the legal capacity for all purposes relevant hereto of all natural persons, the authenticity of all documents submitted as originals, and the conformity to authentic originals of all documents submitted to us as copies. In examining documents executed by parties we have assumed that Guaranty and its subsidiary, Guaranty Bank and Trust Company, have the requisite power and authority (corporate or otherwise) to execute, deliver and perform all of their obligations under the Merger, that such documents have been duly authorized by all requisite corporate action, and that such documents have been duly executed and delivered by such parties and constitute the valid, binding and enforceable obligations of such parties.

We have further assumed that all facts represented in the Merger Agreement, the Registration Statement and the exhibits thereto are true, correct and complete; that the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement; that each of the Company and Guaranty will comply with the reporting obligations with respect to the Merger under the Code and Treasury regulations;  and that all regulatory approvals have been obtained for the Merger.

This opinion is based upon existing statutes, regulations, proposed regulations, Internal Revenue Service (“IRS”) Revenue Rulings and Revenue Procedures, judicial and administrative decisions and other matters of record. An opinion of counsel, unlike a tax ruling, has no official status of any kind; no guarantee can be given that the IRS will not challenge or prevail on any issue. In addition, the law upon which this opinion is based is subject to change and no assurance can be given that any such change will not be applied retroactively.

We are admitted to practice law in the State of Colorado. The opinion expressed above is limited to the applicable Federal laws of the United States of America, including the provisions of the Code, and regulations, rulings and decisional authority issued in connection therewith.

This opinion letter is delivered, and the opinion expressly contained herein is given, as of the date hereof and we are under no obligation to review or supplement this opinion letter to reflect any changes (including changes that have retroactive effect), whether by reason of any change in current laws, by legislation or regulatory action, by judicial decision or for any other reason. We disclaim any responsibility to advise you of any such subsequent events or developments which hereafter may be brought to our attention. Application for a tax ruling has not been made, nor is it contemplated.

Our opinion letter does not constitute a guaranty that a court would, under particular facts and circumstances, reach conclusions differing from those stated herein. We express no opinion as of any subsequent date or with respect to any legislation enacted after the date hereof.

This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 11.4 of the Merger Agreement.  This opinion letter (and the opinion expressed herein) may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

We hereby consent to the discussion of this opinion letter in the proxy statement / prospectus forming part of the Registration Statement in the section under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” and to the filing of a copy of this opinion letter as an exhibit thereto.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the SEC thereunder.

Very truly yours,

/s/ Lewis Roca Rothgerber Christie LLP